EXHIBIT 99.1


       PETROSEARCH PURCHASES ADDITIONAL INTEREST IN BARNETT SHALE PROJECT


HOUSTON, TX. FEBRUARY 6, 2006. Petrosearch Energy Corporation (OTCBB:PTSG) announced today that it has entered into an Amended and Restated Program Agreement with Harding Company (Dallas) regarding the Barnett Shale project previously announced on February 3, 2006. Under the terms of the Amended Program Agreement, Petrosearch has increased its participation commitment by $8,000,000, bringing its total commitment in the project to $28,000,000. Petrosearch has funded an additional $800,000, bringing its initial deposit payment under the Amended Program Agreement to $2,800,000. Pursuant to the Amended Program Agreement, Petrosearch's interest in the project increased, bringing its total working interest in the project after payout to 14%.

Other than the proportional increase in Petrosearch's participation and the corresponding cost bearing and revenue sharing percentages, the terms and provisions of the original Program Agreement were not changed by the Amended and Restated Program Agreement.

For additional information regarding the transaction, including pre- and post-payout cost and revenue sharing information, please refer to Petrosearch's Form 8-K filing.

ABOUT  PETROSEARCH
Petrosearch Energy Corporation, a Nevada corporation with executive offices in Houston, Texas, was created by a team of seasoned and successful oil and gas professionals for the purpose of finding and developing oil and gas reserves across the United States. Petrosearch is currently active in Texas, Oklahoma, North Dakota, Louisiana, and Mississippi. For more information please visit www.petrosearch.com.
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CONTACT:
Greg  Noble
Investor  Relations
(713) 961-9337 Ext. 41
Email:  greg.noble@petrosearch.com